Exhibit 10.2

DIGIRAD CORPORATION

AMENDMENT TO EMPLOYMENT AGREEMENT

This amendment (the “Amendment”) is made by and between Todd P. Clyde (“Executive”) and Digirad Corporation, a Delaware corporation (the “Company” and together with the Executive hereinafter collectively referred to as the “Parties”) on December 31, 2010.

WHEREAS, the Parties previously entered into an employment agreement dated October 30, 2008 (the “Agreement”); and

WHEREAS, the Company and Executive wish to amend certain provisions of the Agreement in order to increase the amount of severance which will be paid to Executive for certain qualifying termination events.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, Executive and the Company agree that the Agreement is hereby amended as follows:

1.             Termination Without Cause.  Section 4.2 of the Agreement is hereby amended and replaced as follows:

“4.2        Termination Without Cause. The Company may voluntarily terminate this Agreement, and Executive’s employment, without Cause by giving written notice to Executive. Any such notice shall specify the exact date of termination (the “Termination Date”). If Executive’s employment under this Agreement is terminated by the Company without Cause (as defined herein), Executive shall be entitled to receive severance payments in an amount equal to the higher of (A) his Base Salary at the rate currently being paid as of the Termination Date for an additional eighteen (18) months of service as an employee, or (B) $502,500 (with such severance payments being paid over the eighteen (18) months following such termination in accordance with the Company’s general payroll practices, as and when such amounts would have been paid had Executive’s employment not been terminated). The Company also agrees to provide Executive with the same level of health coverage and benefits as in effect for Executive (and his eligible dependants) on the day immediately preceding the Termination Date; provided, however, that (1) Executive constitutes a qualified beneficiary, as defined in Section 4980(B)(g)(1) of the Code; and (2) Executive elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), within the time prescribed pursuant to COBRA. The Company will continue to provide such continuation coverage through the earlier of (A) the date eighteen (18) months after the Termination Date, or (B) the date upon which the Executive and Executive’s eligible dependents become covered under another health plan. Executive will thereafter be responsible for the payment of COBRA premiums (including, without limitation, all administrative expenses) for the remaining COBRA period.  The severance payments provided for in this paragraph shall be in lieu of, and not in addition to, severance, if any, payable under any other plan or policy now in effect or adopted or modified from time to time by the Company. Notwithstanding anything in this agreement to the contrary, Executive’s right to receive severance pay is conditioned upon Executive’s execution and delivery of a release of claims agreement, releasing all claims Executive may have or claim to have against the Company and its respective agents and representatives, in a form acceptable to the Company, in its sole discretion (the “Release”). The Release must be executed and returned to the Company prior to any payment of severance benefits under this Agreement, and in all cases prior to the date sixty (60) days after the Termination Date. Executive shall not be under any obligation to mitigate the Company’s obligation by securing other employment or otherwise.”

2.             Full Force and Effect.  To the extent not expressly amended hereby, the Agreement shall remain in full force and effect.

3.             Entire Agreement.  This Amendment and the Agreement constitute the full and entire understanding and agreement between the Parties with regard to the subjects hereof and thereof.  This Amendment may be amended at any time only by mutual written agreement of the Parties.

4.             Counterparts.  This Amendment may be executed in counterparts, all of which together shall constitute one instrument, and each of which may be executed by less than all of the parties to this Amendment.

5.             Governing Law.  This Amendment will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

IN WITNESS WHEREOF, each of the Parties has executed this Amendment, in the case of the Company by its duly authorized officer, as of the date set forth above.

DIGIRAD CORPORATION

Dated: December 31, 2010	By:	/s/ R. King Nelson

Name: R. King Nelson
Title: Chairman

TODD P. CLYDE

Dated: December 31, 2010	/s/ Todd P. Clyde